Exhibit 99.1

InfoSpace Announces Record Fourth Quarter and Full Year 2004 Results

BELLEVUE, Wash. (January 25, 2005) – InfoSpace, Inc. (NASDAQ: INSP) today announced financial results for the fourth quarter and full year ended December 31, 2004.

Revenues for the fourth quarter of 2004 were $79.7 million, reflecting a $40.6 million (or 104%) increase over the fourth quarter of 2003. Net income for the fourth quarter of 2004 was $18.9 million, or $0.50 per diluted share, versus net income of $9.9 million, or $0.29 per diluted share, in the fourth quarter of 2003.

Revenues for the full year 2004 were $249.4 million, reflecting a $117.1 million (or 89%) increase over the full year 2003. Net income for 2004, which includes the gain from the sale of its Payment Solutions business, was $82.4 million, or $2.26 per diluted share, versus a net loss of $6.3 million, or $0.20 per diluted share in 2003. Excluding the sale of Payment Solutions, income from continuing operations for 2004 was $51.0 million, or $1.40 per diluted share, versus a loss from continuing operations of $9.1 million, or $0.29 per diluted share, in 2003.

Cash, cash equivalents, and marketable investments at December 31, 2004, totaled $321.8 million, reflecting an increase of $26.5 million from December 31, 2003. The Company had no debt obligations at the end of the year.

“The fourth quarter of 2004 continued our trend of strong growth and profitability,” said Jim Voelker, chairman and chief executive officer of InfoSpace, Inc. “Throughout the year, we improved our market position with strategic acquisitions, broader distribution and new partnerships. We enter 2005 with operating momentum, attractive opportunities and the resources to capitalize on them.”

2004 Highlights and Recent Developments

•	Directory acquisition: InfoSpace acquired Switchboard Inc., a leading provider of local online advertising solutions and internet-based yellow pages, for approximately $109 million in cash. The acquisition nearly doubled the Company’s share of total online yellow pages searches. Additionally, InfoSpace signed an agreement with Dex Media to add its yellow pages listings to Switchboard results.

•	Mobile acquisitions: InfoSpace acquired three mobile gaming companies – Atlas Mobile, IOMO Limited and Elkware GmbH, for an aggregate cost of approximately $47 million in cash. The companies provide InfoSpace with a large portfolio of high quality J2ME and BREW gaming titles, core development and publishing capabilities, and distribution relationships with major mobile operators and handset manufacturers in North America and Europe, including Vodafone, O2, Orange, T-Mobile, Telefonica Moviles, 3, TIM, Nokia, Siemens and Motorola.

•	Sale of Payment Solutions: InfoSpace narrowed its focus to two businesses in 2004 after successfully completing the sale of its Payment Solutions business in March 2004 for $82 million in cash.

•	Settlement agreement: InfoSpace reached a combined Settlement Agreement in the Dreiling v. Jain, et al. derivative lawsuit, the Dreiling v. Jain, et. al. Section 16(b) case, and certain other lawsuits involving the Company. Pending final court approval, the Settlement Agreement contemplates (among other consideration) a cash payment to the Company of approximately $83 million, including insurance proceeds.

Segment Information and Adjusted EBITDA

Segment income for each reportable operating segment does not include allocations for general, administrative and other overhead costs, depreciation and amortization expense, restructuring and other charges and non-operating gains or losses.

Search & Directory

Search & Directory revenues were $47.2 million in the fourth quarter of 2004, an increase of $18.8 million or 66% from the fourth quarter of 2003. During the fourth quarter, total paid searches in North America for both Search and Directory were approximately 205 million, an increase of 32% from the prior year fourth quarter. Average revenue per paid search was approximately $0.19, an increase of 27% over the prior year fourth quarter. Search & Directory segment income was $21.7 million or 46% of revenues for the fourth quarter of 2004.

Mobile

Mobile revenues were $32.5 million in the fourth quarter of 2004, an increase of $23.2 million or 250% from the fourth quarter of 2003. The increase in revenue is due primarily to growth in the Company’s media download business. Mobile segment income totaled $8.1 million or 25% of revenues for the fourth quarter of 2004.

Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization (“Adjusted EBITDA”)

Adjusted EBITDA was $21.7 million in the fourth quarter of 2004, an increase of $4.6 million or 27% from the third quarter of 2004. The Adjusted EBITDA results should be evaluated in the light of the Company’s financial results prepared in accordance with GAAP. A table reconciling the Company’s Adjusted EBITDA to income from continuing operations in accordance with GAAP is included in a table accompanying the condensed consolidated financial statements in this release. InfoSpace’s Adjusted EBITDA results are calculated by adjusting income from continuing operations in accordance with GAAP to exclude the effects of interest income, income taxes, depreciation & amortization, litigation settlements, foreign currency gains or losses, and gains or losses from the disposal of assets, as detailed in the accompanying table to the condensed consolidated financial statements.

Outlook

The Company’s guidance excludes the impact of stock option expense, litigation settlements and any other future one-time gains or losses. The Adjusted EBITDA guidance below has been prepared in a manner consistent with the historical Adjusted EBITDA data provided above and the table accompanying the financial statements in this release. The 2005 guidance includes an estimate of $14 million of increased expense, or $0.35 per share, consisting of a $10 million increase in non-cash depreciation and amortization expense primarily from the recent Mobile acquisitions and a $4 million increase in tax expense (see accompanying guidance reconciliation table).

First Quarter 2005 Outlook

For the first quarter of 2005, the Company expects revenue to be between $84 million and $86 million. The Company expects that Adjusted EBITDA will be between $19 million and $20 million, net income to be between $13.0 million and $13.5 million, and fully diluted earnings per share to be between $0.34 and $0.35 (based on 38.5 million fully diluted shares). First quarter guidance includes an estimate of $3.5 million of increased expense, or $0.09 per share, consisting of a $2.5 million increase in non-cash depreciation and amortization expense primarily from the recent Mobile acquisitions and a $1 million increase in tax expense (see accompanying guidance reconciliation table).

Full Year 2005 Outlook

For full year 2005, the Company expects revenue to be between $375 million and $395 million, comprised of $200 million to $210 million in Search & Directory revenue, and $175 million to $185 million in Mobile revenue. The Company expects that Adjusted EBITDA will be between $92 and $100 million, net income to be between $67 million and $75 million, and fully diluted earnings per share to be between $1.75 and $1.95 (based on 38.5 million fully diluted shares). The 2005 guidance includes an estimate of $14 million of increased expense, or $0.35 per share, consisting of a $10 million increase in non-cash depreciation and amortization expense primarily from the recent Mobile acquisitions and a $4 million increase in tax expense (see accompanying guidance reconciliation table).

A conference call will be held today at 2 p.m. Pacific/ 5 p.m. Eastern. The live Webcast can be accessed in the Investor Relations section of the InfoSpace corporate Web site, at http://www.infospaceinc.com. A replay of the call will be available approximately one hour after the call through February 8, 2005 at 7:30 p.m. Pacific/ 10:30 p.m. Eastern.

All information in this release is as of January 25, 2005. InfoSpace undertakes no duty to update any forward-looking statements to actual results or changes in the Company’s expectations.

About InfoSpace, Inc.

InfoSpace, Inc. (NASDAQ: INSP) is a diversified technology and services company that develops Internet and wireless solutions for a wide range of customers. InfoSpace Search & Directory provides Web search and online directory products that help users find the information they need while creating opportunities for merchants. InfoSpace Mobile provides content and applications that enable carriers and content providers to efficiently develop and deliver mobile data services across multiple devices. More information can be found at http://www.infospaceinc.com.

# # #

CONTACT:

Amina Suchoski

Communications Manager

(425) 201-8681 – Office; (206) 229-0496 – Mobile

amina.suchoski@infospace.com

This release contains forward-looking statements relating to InfoSpace, Inc.’s products and services and future operating results that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward looking. Forward-looking statements include without limitation statements regarding the projected results of the Company’s strategic plan and efforts to achieve long-term sustainable growth; projected financial performance for the Company for the first quarter and full year 2005; and projected segment revenue for Search & Directory and Mobile for full year 2005. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect InfoSpace’s actual results include general economic, industry and market sector conditions, the progress and costs of the development of our products and services, the timing and extent of market acceptance of those products and services, our dependence on companies to distribute our products and services, the ability to successfully integrate acquired businesses and the successful execution of the Company’s strategic initiatives. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in InfoSpace’s most recent Quarterly Report on Form 10-Q, in the section entitled “Factors Affecting Our Operating Results, Business Prospects and Market Price of Stock.” Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. InfoSpace undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

InfoSpace, Inc.

Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except per share data)

	Three months ended		Year ended
	December 31, 2004 (1)	December 31, 2003	December 31, 2004 (1)	December 31, 2003
Revenues	$79,674	$39,030	$249,354	$132,230

Operating expenses(2):

Content and distribution costs	32,654	11,312	92,688	27,583
Systems and network operations	3,691	2,584	14,220	10,988
Product development	6,688	4,171	23,142	17,781
Sales and marketing	6,733	4,832	23,486	17,487
General and administrative	8,291	7,849	36,348	32,225
Depreciation	1,749	1,967	6,974	10,819
Amortization of intangible assets	3,116	1,952	9,920	6,819
Impairment of other intangible assets	—	—	—	1,151
Restructuring charges	—	1,232	222	11,722
Other, net	(125)	(3,811)	(3,203)	1,529

Total operating expenses	62,797	32,088	203,797	138,104

Operating income (loss)	16,877	6,942	45,557	(5,874)

Gain (loss) on equity investments	—	(57)	425	(11,997)
Other income, net	1,830	720	4,991	8,190

Income (loss) from continuing operations before income taxes	18,707	7,605	50,973	(9,681)

Income tax benefit	150	455	29	607

Income (loss) from continuing operations	18,857	8,060	51,002	(9,074)

Income from discontinued operations, net of income taxes (3)	—	1,828	31,399	2,755

Net income (loss)	$18,857	$9,888	$82,401	$(6,319)

Earnings per share - Basic

Income (loss) from continuing operations	$0.58	$0.25	$1.59	$(0.29)
Income from discontinued operations	$—	$0.06	$0.98	$0.09

Net income (loss) per share	$0.58	$0.31	$2.57	$(0.20)

Weighted average shares outstanding used in computing basic net income (loss) per share	32,766	31,456	32,109	31,232

Earnings per share - Diluted

Income (loss) from continuing operations	$0.50	$0.23	$1.40	$(0.29)
Income from discontinued operations	$—	$0.06	$0.86	$0.09

Net income (loss) per share	$0.50	$0.29	$2.26	$(0.20)

Weighted average shares outstanding used in computing diluted net income (loss) per share	37,850	34,692	36,541	31,232

(1)	The Company completed the acquisitions of Switchboard Incorporated on June 3, 2004 and IOMO Limited on December 1, 2004. The Company's operating results include the results of Switchboard and IOMO since their respective acquisition dates.
(2)	The Consolidated Statements of Operations have been revised to eliminate the caption cost of revenues, and separately present content and distribution costs, depreciation expense and systems and network operations costs. Content and distribution costs were previously included in cost of revenues and sales and marketing expense. Certain reclassifications have been made to the accounts for the three months and year ended December 31, 2003 to conform to the current presentation. The reclassifications did not impact previously reported revenue, total operating expenses, operating income or net loss.
(3)	On March 31, 2004, the sale of the Payment Solutions business was consummated. The operating results of Payment Solutions have been presented as a discontinued operation for all periods presented and includes income from operations of $2.3 million and a gain on sale of $29.1 million for the year ended December 31, 2004.

InfoSpace, Inc.

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands)

	December 31, 2004	December 31, 2003
ASSETS

Current assets:
Cash and cash equivalents	$200,770	$223,858
Short-term investments, available-for-sale	82,885	71,465
Accounts receivable, net	57,110	24,585
Notes and other receivables, net	7,259	4,454
Payroll tax receivable	13,214	13,214
Prepaid expenses and other current assets	3,623	3,425
Assets of discontinued operations, including cash of $5,187	—	58,366

Total current assets	364,861	399,367

Long-term investments, available-for-sale	38,159	—
Property and equipment, net	16,782	13,281
Other investments	—	1,396
Goodwill	156,246	57,133
Other intangible assets, net	46,189	20,388
Other long-term assets	1,293	750

Total assets	$623,530	$492,315

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$6,460	$4,363
Accrued expenses and other current liabilities	44,031	29,529
Deferred revenue	4,750	3,315
Liabilities of discontinued operations	—	8,501

Total current liabilities	55,241	45,708

Long-term liabilities:
Long-term deferred revenue	503	75
Deferred taxes	5,390	—

Total long-term liabilities	5,893	75

Total liabilities	61,134	45,783

Stockholders’ equity:
Preferred stock	—	—
Common stock	3	3
Additional paid-in capital	1,741,241	1,707,617
Accumulated deficit	(1,179,893)	(1,262,294)
Accumulated other comprehensive income	1,045	1,206

Total stockholders’ equity	562,396	446,532

Total liabilities and stockholders’ equity	$623,530	$492,315

Summary of cash and marketable investments:
Cash and cash equivalents	$200,770	$223,858
Short-term investments, available-for-sale	82,885	71,465
Long-term investments, available-for-sale	38,159	—

Cash and marketable investments	$321,814	$295,323

InfoSpace, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(Amounts in thousands)

	Year ended December 31,
	2004	2003
Operating Activities:
Net income (loss)	$82,401	$(6,319)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Income from discontinued operations	(31,399)	(2,755)
Depreciation and amortization	16,894	17,638
Impairment of other intangible assets	—	1,151
Warrant and stock-related revenue	—	(135)
Warrant and stock-based compensation expense	981	321
Bad debt expense (recovery)	328	(1,024)
Loss (gain) on equity investments	(425)	11,997
Restructuring charges	222	2,059
Gain on sale of non-core services	—	(6,432)
Other	(523)	640

Cash provided (used) by changes in operating assets and liabilities:
Accounts receivable	(29,800)	894
Notes and other receivables	(1,540)	2,100
Prepaid expenses and other current assets	967	(385)
Other long-term assets	(543)	(109)
Accounts payable	(1,749)	(582)
Accrued expenses and other current liabilities	14,806	14,008
Deferred revenue	1,863	(3,876)
Discontinued operations net assets	—	17,217

Net cash provided by operating activities	52,483	46,408

Investing Activities:
Business acquisitions, net of cash acquired	(130,607)	(29,075)
Purchase of intangible assets	—	(55)
Purchases of property and equipment	(10,410)	(2,179)
Proceeds from the sale of assets	465	—
Proceeds from the sale of non-core services	—	5,620
Proceeds from the sale of discontinued operation	82,000	—
Proceeds from the sale of equity investments	500	12,454
Purchases of investments	(130,929)	(140,991)
Sales and maturities of investments	80,663	206,895

Net cash provided (used) by investing activities	(108,318)	52,669

Financing activities:
Proceeds from exercise of stock options	31,601	2,710
Proceeds from issuance of stock through employee stock purchase plan	1,146	906

Net cash provided by financing activities	32,747	3,616

Net increase (decrease) in cash and cash equivalents	(23,088)	102,693

Cash and cash equivalents:
Beginning of period	223,858	121,165

End of period	$200,770	$223,858

InfoSpace, Inc.

Segment Information

(Unaudited)

(Amounts in thousands)

	Three Months Ended		Year ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Search & Directory
Revenue	$47,175	$28,341	$156,839	$93,893
Operating expense	25,460	15,880	88,224	45,217

Segment income (1)	21,715	12,461	68,615	48,676
Segment margin	46.0%	44.0%	43.7%	51.8%

Mobile
Revenue	32,499	9,279	92,515	27,929
Operating expense	24,386	5,944	66,926	21,089

Segment income (1)	8,113	3,335	25,589	6,840
Segment margin	25.0%	35.9%	27.7%	24.5%

Non-Core Services
Revenue	—	1,410	—	10,408
Operating expense	—	736	—	5,631

Income (1)	—	674	—	4,777

Total
Total segment revenue	79,674	39,030	249,354	132,230
Total segment operating expense	49,846	22,560	155,150	71,937

Total segment income (1)	29,828	16,470	94,204	60,293
Total segment margin	37.4%	42.2%	37.8%	45.6%

Corporate
Operating Expenses	8,211	8,188	34,734	34,127
Depreciation	1,749	1,967	6,974	10,819
Amortization of intangible assets	3,116	1,952	9,920	6,819
Impairment of other intangible assets	—	—	—	1,151
Restructuring charges	—	1,232	222	11,722
Other, net	(125)	(3,811)	(3,203)	1,529
Loss (gain) on investments	—	57	(425)	11,997
Other income, net	(1,830)	(720)	(4,991)	(8,190)
Income tax benefit	(150)	(455)	(29)	(607)
Income from discontinued operations (2)	—	(1,828)	(31,399)	(2,755)

	10,971	6,582	11,803	66,612

Total Net Income (Loss)	$18,857	$9,888	$82,401	$(6,319)

For each of the business segments, Search & Directory and Mobile, the financial information above is used by the Company’s chief operating decision maker.

(1)	Amounts exclude depreciation, amortization and allocation of corporate expenses.
(2)	On March 31, 2004, the sale of the Payment Solutions business was consummated. The operating results of Payment Solutions have been presented as a discontinued operation for all periods presented. Income from discontinued operations is comprised of the segment results from Payment Solutions, which includes previously reported segment revenues, segment income and unallocated depreciation, amortization and corporate expenses that were attributed to Payment Solutions, less allocated income taxes. Additionally, in the year ended December 31, 2004, the Company recorded a gain on the sale of the Payment Solutions business of $29.1 million .

InfoSpace, Inc.

Adjusted EBITDA Reconciliation to GAAP

(Unaudited)

(Amounts in thousands)

	Three months ended				Year ended December 31, 2004
	March 31, 2004	June 30, 2004	September 30, 2004	December 31, 2004

Income from continuing operations (1)	$5,417	$13,372	$13,356	$18,857	$51,002
Depreciation	$1,799	$1,745	$1,681	$1,749	$6,974
Amortization of intangible assets	$1,741	$2,002	$3,061	$3,116	$9,920
Litigation settlement (2)	$—	$(3,922)	$—	$—	$(3,922)
Other income, net (3)	$(985)	$(1,176)	$(1,000)	$(1,830)	$(4,991)
Income tax expense (benefit)	$32	$71	$18	$(150)	$(29)

Adjusted EBITDA	$8,004	$12,092	$17,116	$21,742	$58,954

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) is a non-GAAP financial measure and is reconciled to income from continuing operations, which the Company believes to be the most comparable GAAP measure. The Company uses this non-GAAP financial measure for internal managerial purposes, when publicly providing guidance on possible future results, and as a means to evaluate period to period comparisons. The Company believes that this non-GAAP financial measure is a common measure used by investors and analysts to evaluate its performance. This non-GAAP financial measure is used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company's operations that, when viewed with GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of the results of operations and trends affecting the Company's business. This non-GAAP financial measure should be considered as a supplement to, and not as a substitute for, or superior to, income from continuing operations in accordance with GAAP.

(1)	As presented in the Unaudited Consolidated Statement of Operations.
(2)	Represents a non-recurring gain from the settlement of a specific litigation matter.
(3)	Other income, net, primarily consists of interest income and gains or losses from the disposal of assets and foreign currency gains or losses.

InfoSpace, Inc.

Net Income Guidance Reconciliation

	Guidance	Adjustments (1)	Pro Forma Guidance Excluding Adjustments (1)
First quarter 2005 net income	$13.0-13.5 million	$3.5 million	$16.5-17.0 million
Diluted earnings per share	$0.34-0.35	$0.09	$0.43-0.44

Full year 2005 net income	$67-75 million	$14 million	$81-89 million
Diluted earnings per share	$1.75-1.95	$0.35	$2.10-2.30

(1)	First quarter 2005 guidance includes an estimate of $3.5 million of increased expense, or $0.09 per share, consisting of a $2.5 million increase in non-cash depreciation and amortization expense primarily from the recent Mobile acquisitions and a $1 million increase in tax expense. The full year 2005 guidance includes an estimate of $14 million of increased expense, or $0.35 per share, consisting of a $10 million increase in non-cash depreciation and amortization expense primarily from the recent Mobile acquisitions and a $4 million increase in tax expense.